Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-211940, 333-196646, 333-184181, 333-176174, 333-171244, 333-159592, and 333-149662 on Form S-8, Registration Statement Nos. 333-216600, 333-205353, 333-195855, 333-183313, 333-171944, 333-170503, 333-171052, 333-166011, 333-158516, 333-224066, and 333-225083 on Form S-3, and Registration Statement Nos. 333-215590 and 333-123704, on Form S-1 of our report dated May 16, 2019, relating to the financial statements of ReShape Lifesciences Inc. and subsidiary (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the entity’s ability to continue as a going concern as described in Note 3 to the financial statements) appearing in this Annual Report on Form 10-K of ReShape Lifesciences Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
Minneapolis, MN
May 16, 2019